Exhibit 10.17e

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of December 11, 2009 among Toronto Dominion (Texas) LLC and Toronto Dominion Bank (collectively, the “Assignor” ), Wells Fargo Bank, N.A. (the “Assignee” ), PRAXAlR, INC. (the “Company” ), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent” ), and Bank of America, N.A. (as “Issuing Lender” ).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (the “Agreement” ) relates to the Credit Agreement dated as of December 23, 2004 among the Company, the Eligible Subsidiaries referred to therein, the Assignor and the other Lenders party thereto, as Lenders, the Administrative Agent, Bank of America, N.A., as Syndication Agent and Citibank, N.A. and Credit Suisse First Boston, as Co-Documentation Agents, as amended (the “Credit Agreement” );

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans and participate in Letters of Credit in an aggregate Dollar Amount at any time outstanding not to exceed $50,000,000.00;

WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate Dollar Amount of $0.00 are outstanding at the date hereof;

WHEREAS, Letters of Credit with a total Dollar Amount available for drawing thereunder of $0.00 are outstanding at the date hereof: and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement and the other Loan Documents in respect of all of its Commitment thereunder in an amount equal to $50,000,000.00 (the “Assigned Amount” ), together with its outstanding Loans and Letter of Credit Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement and the other Loan Documents to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Syndicated Loans made by, and Letter of Credit Liabilities of, the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Company and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in immediately available funds the amount heretofore agreed between them: It is understood that facility and Letter of Credit fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

Section 4. Consents. This Agreement is conditioned upon the consent of the Company, the Issuing Lenders and the Administrative Agent pursuant to Section 11.06 of the Credit Agreement; provided, if an Assignee is (i) any Person which controls, is controlled by, or is under common control with, or is otherwise substantially affiliated with such transferor Lender or (ii) another Lender, no such consent of the Company or the Administrative Agent shall be required. The execution of this Agreement by the Company, the Issuing Lenders and the Administrative Agent, as applicable, is evidence of this consent.

Section 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Company or any of its Subsidiaries, or the validity and enforceability of the obligations of the Company or any of its Subsidiaries in respect of any Loan Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Company and its Subsidiaries.

Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

TORONTO DOMINION (TEXAS) LLC, as Assignor

By:	/s/ Bebi Yasin
Name:	Bebi Yasin
Title:	Manager, Loan Trading

TORONTO DOMINION BANK, as Assignor

By:	/s/ Bebi Yasin
Name:	BEBI YASIN
Title:	AUTHORIZED SIGNATORY

WELLS FARGO BANK, N.A., as Assignee

By:	/s/ Scott Zetterquist
Name:	Scott Zetterquist
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as an Issuing Lender

By:	/s/ Stacey L. Haimes
Name:	Stacey L. Haimes
Title:	Executive Director

PRAXAIR, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as an Issuing Lender

By:
Name:
Title:

PRAXAIR, INC.

By:	/s/ Michael J. Allan
Name:	Michael J. Allan
Title:	Vice President and Treasurer

BANK OF AMERICA, N.A., as an Issuing Lender

By:	/s/ Jeff Hallmark
Name:	Jeff Hallmark
Title:	Senior Vice President